Exhibit 99.1

Contact:	Joseph S. Podolski
President & CEO
(281) 719-3447
Repros Therapeutics Inc. Reports Second Quarter 2007 Financial Results
THE WOODLANDS, Texas — August 8, 2007 — Repros Therapeutics (NasdaqGM: RPRX) today announced financial results for the three-month and six-month periods ended June 30, 2007.
Financial Results
     Total revenues for the three-month period ended June 30, 2007 were $442,000 as compared to $166,000 for same period in the prior year and were $759,000 for the six-month period ended June 30, 2007 as compared to $340,000 for the same period in the prior year. Revenues for the three-month and six-month periods ended June 30, 2007 consist of interest income and the increase in interest income is primarily due to an increase in marketable securities as a result of the completion of the Company’s follow-on public offering on February 5, 2007 in which the Company received approximately $33.1 million in net proceeds.
     Research and development expenses, which include contracted clinical activities, regulatory affairs and general research expenses increased 36% to approximately $3.2 million for the three-month period ended June 30, 2007 as compared to approximately $2.4 million for the same period in the prior year and increased 49% to approximately $6.2 million for the six-month period ended June 30, 2007 as compared to $4.2 million for the same period in the prior year. The increase in R&D expenses for the three-month period ended June 30, 2007 as compared to the same period in the prior year is primarily due to an increase of $756,000 in clinical activities, an increase in preclinical activities of $246,000 and an increase in personnel costs of $79,000, partially offset by a decrease in manufacturing activities of $316,000. The increase in R&D expenses for the six-month period ended June 30, 2007 as compared to the same period in the prior year is primarily due to an increase of $1.3 million in clinical activities, an increase in preclinical activities of $375,000, an increase in personnel costs of $160,000, an increase in non-cash stock compensation expense of $75,000 and an increase in patent expenses of $70,000.
     General and administrative expenses decreased 9% to $609,000 for the three-month period ended June 30, 2007 as compared to $666,000 for the same period in the prior year and increased 21% to approximately $1.5 million for the six-month period ended June 30, 2007 as compared to $1.3 million for the same period in the prior year. The decrease in expenses for the three-month period ended June 30, 2007 as compared to the same period in the prior year is primarily due to a decrease in investor relations costs of $71,000. The increase in expenses for the six-month period ended June 30, 2007 as compared to the same period in the prior year is primarily due to increases in personnel costs, strategic administrative fees and professional services totaling $191,000 and an increase in non-cash stock compensation expense of $60,000.
- more -

     Net loss for the three-month period ended June 30, 2007, was ($3.4) million or ($0.26) per share as compared to a net loss of ($2.9) million or ($0.28) per share for the same period in the prior year. The net loss for the six-month period ended June 30, 2007 was ($7.0) million or ($0.57) per share as compared to a net loss of ($5.1) million or ($0.50) per share for the same period in the prior year. The increase in loss per share for the three-month and six-month periods ended June 30, 2007 was primarily due to increased spending in our clinical and preclinical product development programs.
     As of June 30, 2007, Repros had cash, cash equivalents and marketable securities of approximately $31.8 million as compared to $6.7 million at December 31, 2006 and had 12,774,904 shares of common stock outstanding on June 30, 2007.
Recent Corporate Activities
•	July 2007, announced endometrial biopsy findings from our three-month U.S. Phase 2 and six-month European Phase 1/2 studies of Proellex™ in the treatment of uterine fibroids and endometriosis, respectively. The results demonstrated that patients treated with Proellex had a benign endometrium, a finding supporting the drug’s safety.

•	June 2007, announced top-line data from our six-month European Phase 1/2 study which indicated that Proellex demonstrated superior efficacy and safety when compared to the pharmaceutical standard of care in the treatment of endometriosis.

•	June 2007, announced top-line results from our six-month U.S. non-pivotal Phase 3 study of Androxal™. This trial demonstrated statistically significant increases in testosterone levels versus placebo, without suppression of luteinizing hormone (“LH”) and non-inferiority on all measured outcomes to Androgel®, the leading FDA approved therapy.

•	April 2007, announced final top-line results from our three-month U.S. Phase 2 study of Proellex™ for the treatment of uterine fibroids. This study demonstrated that treatment with Proellex resulted in a statistically highly significant improvement in symptoms associated with uterine fibroids and was generally well tolerated.
About Repros Therapeutics
     Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex, the Company’s lead compound, is a selective blocker of the progesterone receptor which is being developed as an oral treatment for both uterine fibroids and endometriosis. Uterine fibroids affect numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Endometriosis is a condition that affects approximately 5.5 million women in the U.S. and Canada.
     Repros recently completed a three-month U.S. Phase 2 clinical trial of Proellex for the treatment of symptoms associated with uterine fibroids and patients from this study have been enrolled into a one-year open-label safety study. We intend to initiate a pivotal Phase 3 study by year end 2007 and anticipate a potential NDA filing for this indication at the end of 2008. Repros also recently completed a Proellex six-month European Phase 1/2 clinical trial for the treatment of symptoms associated with endometriosis, and intends to initiate a U.S. Phase 2 study in the third quarter of 2007 for this indication.
- more -

     Androxal, the Company’s other product candidate in late clinical development, is designed to restore normal testosterone production by the testes in patients suffering from secondary hypogonadism. According to the Urology Channel, recent estimates show that approximately 13 million men in the United States experience testosterone deficiency. Repros recently completed an Androxal non-pivotal six-month U.S. Phase 3 clinical trial and is enrolling patients from this trial into a one-year open-label safety study. We intend to initiate our first U.S. pivotal Phase 3 clinical trial in the fourth quarter of 2007.
     For more information, please visit the Company’s website at http://www.reprosrx.com.
     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Repros’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

- more -

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues and other income
Research and development grants	$—	$—	$—	$—
Interest income	442	166	759	340

Total revenues and other income	442	166	759	340

Expenses
Research and development	3,207	2,363	6,235	4,171
General and administrative	609	666	1,549	1,276

Total expenses	3,816	3,029	7,784	5,447

Net loss	$(3,374)	$(2,863)	$(7,025)	$(5,107)

Net loss per share — basic and diluted	$(0.26)	$(0.28)	$(0.57)	$(0.50)

Weighted average shares used in loss per share calculation:
Basic	12,775	10,146	12,268	10,143
Diluted	12,775	10,146	12,268	10,143
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(Unaudited)
Cash and cash equivalents	$7,872	$1,136
Marketable securities	23,945	5,600
Other currents assets	555	225
Fixed assets (net)	56	65
Other assets (net)	938	823
Total assets	$33,366	$7,849

Accounts payable and accrued expenses	$3,024	$4,059
Stockholders’ equity	30,342	3,790

Total liabilities and stockholders’ equity	$33,366	$7,849